Exhibit 99.1

INVESTOR CONTACT:
Deirdre Blackburn
(610) 293-0600

Safeguard Repurchases Additional $41.1 Million Of Outstanding
Convertible Debt

Wayne, PA, May 14, 2004 – Safeguard Scientifics, Inc. (NYSE: SFE), a leader in developing companies primarily in the information technology and healthcare life sciences areas, today announced that it completed the repurchase of an additional $41.1 million face value of its 5% Convertible Subordinated Notes due June 15, 2006. The repurchase was completed using a portion of the net proceeds from its recent sale of $150 million of 2.625% Convertible Senior Debentures due 2024 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended.

To date, Safeguard has repurchased a total of $145.2 million face value of its 5% Convertible Subordinated Notes due June 15, 2006 using net proceeds from the offering of its 2.625% Convertible Senior Debentures, reducing the balance outstanding under the 5% Convertible Subordinated Notes to $54.8 million.

About Safeguard

Safeguard Scientifics (NYSE:SFE) is a company that seeks to create long-term value by taking controlling interests primarily in information technology and healthcare life sciences companies and developing them through superior operations and management support. Safeguard’s existing strategic companies focus on the following vertical markets: financial services, healthcare and pharmaceutical, manufacturing, retail and distribution, and telecommunications. For more information, visit www.safeguard.com.

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NOTE TO EDITORS: Safeguard is a service mark of Safeguard Scientifics, Inc.